Sun National Bank
401(k) Plan

Financial Statements as of December 31, 2007 and 2006
and for the Year Ended December 31, 2007,
Supplemental Schedule as of December 31, 2007, and
Reports of Independent Registered Public
Accounting Firms

SUN NATIONAL BANK
401(k) PLAN

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator and Participants
Sun National Bank 401(k) Plan

We have audited the accompanying statement of net assets available for benefits of Sun National Bank 401(k) Plan (the "Plan") as of December 31, 2007, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Sun National Bank 401(k) Plan as of December 31, 2007, and the changes in its net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The supplemental schedule H, line 4i - schedule of assets (held at end of year) that accompanies the Plan’s financial statements does not disclose the historical cost of nonparticipant directed Plan assets held by the Plan trustee. Disclosure of this information is required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

/s/ J.H. Cohn LLP
Roseland, New Jersey
June 27, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of
Sun National Bank 401(k) Plan
Vineland, New Jersey

We have audited the accompanying statement of net assets available for benefits of Sun National Bank 401(k) Plan (the “Plan”) as of December 31, 2006. This financial statement is the responsibility of the Plan's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statement presents fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

June 29, 2007

SUN NATIONAL BANK 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS

Investments, at fair value:
Mutual funds	$8,901,260	$8,406,248
Common stock	5,014,210	6,892,036
Investment contract in common/collective trusts	1,144,146	1,132,330
Participant loans	244,361	282,947
Total investments	15,303,977	16,713,561

Cash	-	2,137

Total assets	15,303,977	16,715,698

LIABILITIES

Payables:
Excess contributions payable	10,351	31,376

Total liabilities	10,351	31,376

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	15,293,626	16,684,322

Adjustments from fair value to contract value for interest in common/collective trust relating to fully benefit-responsive investment contracts	4,549	11,441

NET ASSETS AVAILABLE FOR BENEFITS	$15,298,175	$16,695,763

See notes to financial statements.

SUN NATIONAL BANK 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2007

ADDITIONS TO NET ASSETS ATTRIBUTED TO:

Contributions:
Employer	$528,840
Participant	1,738,452
Rollover	102,551
Total contributions	2,369,843

Investment (loss) income:
Net depreciation in fair value of investments	(1,539,199)
Interest and dividends	757,873
Net investment loss	(781,326)

Total additions	1,588,517

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

Distributions to participants	2,946,047
Administrative expenses	40,058
Total deductions	2,986,105

DECREASE IN NET ASSETS AVAILABLE FOR BENEFITS	(1,397,588)

NET ASSETS AVAILABLE FOR BENEFITS, BEGINNING OF YEAR	16,695,763

NET ASSETS AVAILABLE FOR BENEFITS, END OF YEAR	$15,298,175

See notes to financial statements.

SUN NATIONAL BANK 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006 AND THE YEAR ENDED DECEMBER 31, 2007

1.	DESCRIPTION OF THE PLAN

The Sun National Bank (the “Bank”) 401(k) Plan (the “Plan”) is a defined contribution plan that was initiated on January 1, 1996. The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

a.
General— The Plan is a defined contribution plan of the Bank covering all full-time employees of the Bank who have 90 days of service and are age twenty-one or older. The Board of Directors of the Bank controls and manages the operation and administration of the Plan. Fidelity Management Trust Company (“FMTC”) serves as the trustee of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

b.
Contributions— Each year, participants may contribute up to 75% of pre-tax annual compensation, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Participants who have attained the age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants direct the investment of their contributions into various investment options offered by the Plan. The Bank contributes 50 percent of the first 6 percent of base compensation that a participant contributes to the Plan. The matching Bank contribution is invested directly in Sun Bancorp, Inc. common stock. Additional profit sharing amounts may be contributed at the option of the Bank’s Board of Directors and is invested in a portfolio of investments as directed by the Bank. Contributions are subject to certain limitations.

c.
Participant Accounts— Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contribution and allocations of the Bank’s contribution and Plan earnings and charged with an allocation of expenses, if applicable. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

d.
Vesting— Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Bank’s matching and discretionary contribution portion of their accounts plus actual earnings thereon is based on years of continuous service as defined in the Plan. A participant is 100% vested after four years of credited service.

e.
Participant Loans— A participant may borrow from his or her fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of his or her vested account balance. Loan transactions are treated as a transfer from the investment fund to the Participant Loans. The loans are secured by the balance in the participant’s account and bear interest at rates that range from 5.00% to 8.75%, which are rates commensurate with prevailing interest rates charged by persons in the business of lending money for loans under similar circumstances, as determined by the Plan administrator. Principal and interest is paid ratably through bi-weekly payroll deductions.

f.
Payment of Benefits— On termination of service due to death, disability or retirement, a participant or a participant’s beneficiary may generally elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or in the form of installments as designated by the participant or participant’s beneficiary. For termination of service for other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution.

g.
Forfeited Accounts— Forfeiture of nonvested Bank contributions remain in the Plan to pay Plan adminstrative expenses.  During 2007, Bank adminstrative expenses were reduced by $36,070 from forfeited nonvested accounts.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting— The accompanying financial statements of the Plan have been prepared under the accrual method of accounting.

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the "FSP"), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  The Plan invests in investment contracts through a common/collective trust.  As required by the FSP, the Statements of Net Assets Available for Benefits present the fair value of the investment in the common/collective trust as well as the adjustment of the investment in the common/collective trust from fair value to contract value relating to the investment contract.  The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Investment Valuation and Income Recognition— The Plan’s investments are stated at fair value. Shares of mutual funds are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year end. The Sun Bancorp Stock Fund is valued based on quoted market prices.  Common/collective trust funds with underlying investments in investment contracts are valued at traded market value/cash position of the underlying investments, net of any payables and receivables of the fund and then adjusted by the issuer to contract value (see Note 5). Participant loans are valued at amortized cost, which represents fair value.

Interest and dividends are included in income when earned based on the term of the investments and the periods during which the investments are owned by the Plan. Purchases and sales of securities are recorded on a trade-date basis.

Use of Estimates— The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Plan management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from those estimates and assumptions.

Payment of Benefits— Benefits are recorded when paid.

Administrative Expenses— All expenses of maintaining the Plan are paid by the Bank.

New Accounting Pronouncement— In September 2006, the Financial Accounting Standards Board (the "FASB") issued Statements of Financial Accounting Standards ("SFAS") No. 157, Fair Value Measurements. SFAS No. 157 defines fair value and establishes a framework for measuring fair value.  SFAS No. 157 also expands the disclosures about the use of fair value to measure assets and liabilities.  The Plan adopted SFAS No. 157 on January 1, 2008 and the impact of this adoption on the Plan was not material.

3.	INVESTMENTS

The following presents investments (at fair value) that represent 5% or more of the Plan’s net assets:

		December 31,
		2007		2006
		Shares	Fair Value	Shares	Fair Value
*	Sun Bancorp, Inc. Common Stock	317,652	$5,014,210	327,072	$6,892,036
	Victory Diversified Stock: Class A	73,530	1,306,636	72,156	1,302,428
	Fidelity Advisor Equity Income Fund: Class A	42,606	1,235,143	38,047	1,187,466
	Fidelity Advisor Leveraged Company Stock Fund: Class A	31,068	1,190,202
	Fidelity Advisor Stable Value Portfolio: Class II	1,148,695	1,144,146	1,143,770	1,132,330
	T. Rowe Price Growth Stock Fund: Class R	29,387	975,932
	Fidelity Advisor Inflation-Protected Bond Fund: Class A	78,278	863,404	87,094	928,424
	RS Partners A	27,845	857,909	30,528	1,070,013
	AllianceBernstein Balanced Shares: Class A	47,340	792,952

* Indicates nonparticipant directed investments

During 2007, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $1,539,199 as follows:

Mutual funds	$(113,495)
Common stock	(1,425,704)
$(1,539,199)

4.	NONPARTICIPANT-DIRECTED INVESTMENTS

A participant may direct employee contributions among available investment funds, including Sun Bancorp, Inc. common stock.  Employer contributions are made in Sun Bancorp, Inc. common stock.  A participant may elect to transfer that contribution to any investment fund.  Sun Bancorp Stock Fund is considered a nonparticipant-directed investment.  Net assets for the Sun Bancorp Stock Fund were $5,014,210, and $6,892,036, at December 31, 2007 and 2006, respectively. Information about the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

Year Ended December 31, 2007
Change in net assets:
Net depreciation in fair value of investments *	$(1,424,846)
Employer contributions	527,304
Participant contributions	245,944
Loan repayments	23,291
Fund transfers in	21,876
Benefits paid to participants	(776,245)
Transfers to participant-directed investments	(495,150)
$(1,877,826)
* Amount includes dividend income.

5.	INVESTMENT CONTRACT IN COMMON/COLLECTIVE TRUST

The Plan invests in the Fidelity Advisor Stable Value Portfolio (the “Portfolio”), a fully benefit-responsive investment fund, which is valued in the Plan at contract value. The Portfolio is an open-end commingled pool sponsored by FMTC and seeks to preserve principal investments while earning interest income.  To achieve this investment objective, the Portfolio invests in fixed-income securities and investment contracts issued by insurance companies and other financial institutions.  It is the policy of the Portfolio to use its best efforts to maintain a stable net asset value of $1.00 per unit, through investments in “wrap” contracts.

The wrap contracts limit the ability of the Portfolio to transact at contract value upon the occurrence of certain events such as: 1) The Plan’s failure to qualify under Section 401(a) or Section 401(k) of the Internal Revenue Code (the "IRC"), 2) the establishment of a defined contribution plan that  competes with the Plan for employee contributions, 3) any substantive modifications to the Portfolio or the administration of the Portfolio that is not consented to by the wrap issuer, 4) any change in law, regulation, or administrative ruling applicable to the Plan that could have a material adverse effect on the Portfolio’s cashflow, 5) any communication given to participants by the Plan sponsor or FMTC that is designed to induce or influence participants not to invest in the Portfolio or to transfer assets out of the Portfolio, and 6) any transfer of assets from the Portfolio directly to a competing investment option.

The average yield and crediting interest rates earned on the Portfolio as of September 30, 2007 and 2006 were as follows:

	2007	2006
Average yields(1):

Based on actual earnings	4.80%	4.72%
Based on interest rate credited to participants	3.96%	3.49%

(1) Rates were obtained from the Portfolio's September 30, 2007 and 2006 Annual Reports.

6.	PARTIES-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of mutual funds managed by FMTC. FMTC is the trustee as defined by the Plan. These transactions qualify as exempt party-in-interest transactions.  Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund.  In addition, an investment fund comprised primarily of shares of common stock issued by the Bank is an available investment option. The Bank is the Plan sponsor as defined by the Plan.

7.	TERMINATION OF THE PLAN

Although it has not expressed any intent to do so, the Bank reserves the right, at any time, under the Plan to discontinue permanently or temporarily its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. The interest of the participants shall be nonforfeitable and fully vested in the event the Plan is terminated.

8.	FEDERAL INCOME TAX STATUS

The Bank has a non-standardized defined contribution 401(k) plan provided by FMTC, which was approved by the Bank’s Board of Directors in May 2005. The Plan uses a prototype plan document sponsored by FMTC. FMTC received an opinion letter from the Internal Revenue Service (the “IRS”), dated October 9, 2003, which states that the prototype document satisfies the applicable provisions of the IRC. The Plan itself has not received a determination letter from the IRS. However, the Plan’s management believes that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income tax has been included in the Plan’s financial statements.

9.	RISKS AND UNCERTAINTIES

The Plan invests in mutual funds, common/collective trusts and common stock. Investment securities, in general, are exposed to various risks such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

The Plan’s exposure to concentration of risk is limited by the diversification of investments across various participant-directed investment options.  Additionally, the investments within each participant-directed investment option are further diversified into varied financial instruments, with the exception of the Sun Bancorp, Inc. common stock, which principally invests in a single security.

10.	RECONCILIATIONS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 at December 31, 2007 and 2006:

	2007	2006
Net assets available for benefits per the financial statements	$15,298,175	$16,695,763
Adjustment from contract value to fair value for interest in common/collective trust relating to fully benefit-responsive investment contract	(4,549)	(11,441)
Excess contributions payable	10,351	31,376
Net assets available for benefits, per the Form 5500	$15,303,977	$16,715,698

For the year ended December 31, 2007, the following is a reconciliation of statement of changes in net assets available for benefits to the Form 5500:

Decrease in net assets available for benefits per the financial statements	$(1,397,588)
Adjustment for contract value to fair value for interest in common/collective trust relating to fully benefit-responsive wrap contracts	6,892
Excess contributions payable-December 31, 2007	(21,025)
Net loss per Form 5500	$(1,411,721)

******

SUN NATIONAL BANK 401(k) PLAN E.I. #22-2458313 PLAN #001 SCHEDULE H, ITEM 4i—SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2007
(a)	(b)	(c)	(d)	(e)
	Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment	Cost	Current Value

	AIM International Allocation: Class A	Mutual Fund	(1)	$119,298
	Victory Diversified Stock: Class A	Mutual Fund	(1)	1,306,636
	RS Partners A	Mutual Fund	(1)	857,909
	AllianceBernstein Balanced Shares: Class A	Mutual Fund	(1)	792,952
	PIMCO Total Return Fund: Class R	Mutual Fund	(1)	38
	AIM Real Estate: Class A	Mutual Fund	(1)	80,704
	AllianceBernstein International Val: Class A	Mutual Fund	(1)	328,651
	T. Rowe Price Growth Stock Fund: Class R	Mutual Fund	(1)	975,932
(2)	Fidelity Advisor Leveraged Company Stock Fund: Class A	Mutual Fund	(1)	1,190,202
(2)	Fidelity Advisor Equity Income Fund: Class A	Mutual Fund	(1)	1,235,143
(2)	Fidelity Advisor Short Fixed Income Fund: Class A	Mutual Fund	(1)	61,572
(2)	Fidelity Advisor Small Cap Fund: Class A	Mutual Fund	(1)	108,101
(2)	Fidelity Advisor Diversified International Fund: Class A	Mutual Fund	(1)	713,264
(2)	Fidelity Advisor Inflation-Protected Bond Fund: Class A	Mutual Fund	(1)	863,404
(2)	Fidelity Advisor Freedom 2005 Fund: Class A	Mutual Fund	(1)	1,669
(2)	Fidelity Advisor Freedom 2010 Fund: Class A	Mutual Fund	(1)	2,522
(2)	Fidelity Advisor Freedom 2015 Fund: Class A	Mutual Fund	(1)	52,702
(2)	Fidelity Advisor Freedom 2020 Fund: Class A	Mutual Fund	(1)	26,796
(2)	Fidelity Advisor Freedom 2025 Fund: Class A	Mutual Fund	(1)	24,862
(2)	Fidelity Advisor Freedom 2030 Fund: Class A	Mutual Fund	(1)	11,937
(2)	Fidelity Advisor Freedom 2035 Fund: Class A	Mutual Fund	(1)	62,366
(2)	Fidelity Advisor Freedom 2040 Fund: Class A	Mutual Fund	(1)	53,953
(2)	Fidelity Advisor Freedom 2045 Fund: Class A	Mutual Fund	(1)	5,473
(2)	Fidelity Advisor Freedom 2050 Fund: Class A	Mutual Fund	(1)	10,250
(2)	Fidelity Advisor Freedom Income Fund: Class A	Mutual Fund	(1)	14,924
	Total			8,901,260
(2)	Fidelity Advisor Stable Value Portfolio: Class II	Common/Collective Trust	(1)	1,144,146
(2)	Sun Bancorp, Inc. Common Stock	Common Stock		5,014,210
	Participant loans	Loans range from 5.00% to 8.75% with loan maturity dates ranging from 1/10/08 to 12/24/12		244,361
	Total			$15,303,977
(1) Cost is not required to be disclosed for participant-directed investments
(2) Indicates party-in-interest to the Plan

See Report of Independent Public Accountants.